UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

______________________

Date of report (Date of earliest event reported): November 30, 2010

BIONEUTRAL GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-149235	26-0745273
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

211 Warren Street
Newark, New Jersey	07103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 286-2899

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Directors

On November 30, 2010 the Board of Directors (the “Board”) of Bioneutral Group Inc., a Nevada corporation (the “Company”), increased the size of the Board to four directors, and in accordance with the Bylaws of the Company, the Board appointed Dr. Andy Kielbania to fill the newly created position.  Dr. Kielbania does not have any other agreements or understandings with any other person pursuant to which he was elected to the Board.

As our Chief Scientist, we are obligated to pay Dr. Kielbania $10,000 per month.  At this time, we have accrued approximately $235,000 in compensation expense and such amounts will be paid to Dr. Kielbania when we have adequate funds in order to make payment on the compensation owed to him.  We have verbally agreed with Dr. Kielbania that at such time as we obtain approval from the EPA for a product or application which utilizes our patented chemical formulations, if ever, we will award Dr. Kielbania 555,822 shares of our common stock. As a member of the Board, Mr. Kielbania will furthermore be entitled to ongoing compensation, consisting of the annual grant of 85,000 restricted shares of our common stock, paid yearly in arrears following the first week of January, pro rated for partial service, and is also entitled to reimbursement for all reasonable fees and expenses incurred in connection with the performance of services on the Company’s behalf, including travel expenses incurred in attending meetings of the Board or committees thereof.

A copy of the press release issued by the Company on December 3, 2010 announcing the election of Mr. Kielbania, is annexed to this Current Report on Form 8-K as Exhibit 99.1 hereof.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description
99.1	Press Release dated December 3, 2010.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIONEUTRAL GROUP, INC.

By:	/s/ Stephen J. Browand
Name: Stephen J. Browand
Title: President and Chief Executive Officer

Dated:  December 3, 2010

EXHIBIT INDEX

No.	Description
99.1	Press Release dated December 3, 2010.